The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 11, 2017

October , 2017	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF due October 18, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek exposure to any appreciation of an equally weighted basket of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF over the term of the notes, up to a maximum return of at least 35.00% at maturity.

•	Investors should be willing to forgo interest and dividend payments, while seeking full repayment of principal at maturity.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $1,000 and integral multiples thereof

•	The notes are expected to price on or about October 13, 2017 and are expected to settle on or about October 18, 2017.

•	CUSIP: 46647MNZ2

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $20.00 per $1,000 principal amount note and in no event will these selling commissions exceed $25.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $949.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $935.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an equally weighted basket consisting of the following:

•     20.00% of the S&P 500® Index (Bloomberg ticker: SPX);

•     20.00% of the EURO STOXX 50® Index (Bloomberg ticker: SX5E) (each of the S&P 500® Index and EURO STOXX 50® Index, an “Index” and collectively, the “Indices”);

•     20.00% of the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM);

•     20.00% of the iShares® iBoxx $ High Yield Corporate Bond ETF (Bloomberg ticker: HYG); and

•     20.00% iShares® Core U.S. Aggregate Bond ETF (Bloomberg ticker: AGG) (each of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF, a “Fund” and collectively, the “Funds”)

(each of the Indices and Funds, an “Underlying” and collectively, the “Underlyings”).

Participation Rate: 100.00%

Maximum Amount: At least $350.00 per $1,000 principal amount note (to be provided in the pricing supplement)

Pricing Date: On or about October 13, 2017

Original Issue Date (Settlement Date): On or about October 18, 2017

Observation Date*: October 13, 2022

Maturity Date*: October 18, 2022

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero and will not be greater than the Maximum Amount.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount: The Additional Amount payable at maturity per $1,000 principal amount note will equal:

$1,000 × Basket Return × Participation Rate,

provided that the Additional Amount will not be less than zero or greater than the Maximum Amount.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (20.00% × Underlying Return of the S&P 500® Index) + (20.00% × Underlying Return of the EURO STOXX 50® Index) + (20.00% × Underlying Return of the iShares® Emerging Markets ETF) + (20.00% × Underlying Return of the iShares® iBoxx $ High Yield Corporate Bond ETF) + (20.00% × Underlying Return of the iShares® Core U.S. Aggregate Bond ETF)]

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date

Final Value: With respect to each Underlying, the closing value of that Underlying on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing value of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

Supplemental Terms of the Notes

All references in this pricing supplement to the closing value of each Index mean the closing level of that Index as defined in the accompanying product supplement, and all references in this pricing supplement to the closing value of each Fund mean the closing price of one share of that Fund as defined in the accompanying product supplement.

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical payment at maturity on the notes linked to a hypothetical Index. The hypothetical payments set forth below assume the following:

•	an Initial Basket Value of 100.00;

•	a Participation Rate of 100.00%; and

•	a Maximum Amount of $350.00 per $1,000 principal amount note.

Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Basket Value	Basket Return	Additional Amount	Payment at Maturity
200.00	100.00%	$350.00	$1,350.00
190.00	90.00%	$350.00	$1,350.00
180.00	80.00%	$350.00	$1,350.00
165.00	65.00%	$350.00	$1,350.00
150.00	50.00%	$350.00	$1,350.00
140.00	40.00%	$350.00	$1,350.00
135.00	35.00%	$350.00	$1,350.00
130.00	30.00%	$300.00	$1,300.00
120.00	20.00%	$200.00	$1,200.00
110.00	10.00%	$100.00	$1,100.00
105.00	5.00%	$50.00	$1,050.00
102.50	2.50%	$25.00	$1,025.00
100.00	0.00%	$0.00	$1,000.00
95.00	-5.00%	$0.00	$1,000.00
90.00	-10.00%	$0.00	$1,000.00
80.00	-20.00%	$0.00	$1,000.00
70.00	-30.00%	$0.00	$1,000.00
60.00	-40.00%	$0.00	$1,000.00
50.00	-50.00%	$0.00	$1,000.00
40.00	-60.00%	$0.00	$1,000.00
30.00	-70.00%	$0.00	$1,000.00
20.00	-80.00%	$0.00	$1,000.00

PS-2 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of Basket Returns detailed in the table above (-20% to 100%). We cannot give you assurance that the performance of the Basket will result in a payment at maturity in excess of $1,000.00 per $1,000 principal amount note.

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Basket Return times the Participation Rate of 100.00% and which will not be greater than the Maximum Amount of at least $350.00 per $1,000 principal amount note. Assuming a hypothetical Maximum Amount of $350.00 per $1,000 principal amount note, an investor will realize the maximum payment at maturity at a Final Basket Value at or above 135.00% of the Initial Basket Value.

•	If the closing level of the Basket increases 5.00%, investors will receive at maturity a 5.00% return, or $1,050.00 per $1,000 principal amount note.

•	Assuming a hypothetical Maximum Amount of $350.00 per $1,000 principal amount note, if the closing level of the Basket increases 100.00%, investors will receive at maturity a return equal to 35.00%, or $1,350.00 per $1,000 principal amount note, which is the maximum payment at maturity.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the Final Basket Value is less than or equal to the Initial Basket Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM AMOUNT,

regardless of any appreciation of the Basket, which may be significant.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

PS-3 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

In addition, the market prices of the bonds underlying the iShares® iBoxx $ High Yield Corporate Bond ETF are determined, in part, by reference to the bid and ask quotations provided by contributing banks, including one of our affiliates.

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.

•	THE NOTES DO NOT PAY INTEREST.

•	CORRELATION (OR LACK OF CORRELATION) OF THE UNDERLYINGS —

The notes are linked to an equally weighted Basket composed of the Underlyings. In calculating the Final Basket Value, an increase in the value of one of the Underlyings may be moderated, or more than offset, by lesser increases or declines in the values of the other Underlyings. In addition, high correlation of movements in the values of the Underlyings during periods of negative returns among the Underlyings could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO ANY FUND OR THOSE SECURITIES.

•	THE PAYMENT AT MATURITY WILL BE DETERMINED BY REFERENCE ONLY TO THE PRICE PERFORMANCE OF THE UNDERLYINGS —

The amount of the payment at maturity on the notes is based only on the price performance of the Underlyings, which does not include dividends or other distributions on the Funds or the securities included in or held by the Underlyings. The magnitude of this lost dividend or distribution yield may be particularly significant in the case of the iShares® iBoxx $ High Yield Corporate Bond ETF. The iShares® iBoxx $ High Yield Corporate Bond ETF is a bond fund and, as with any bond fund, distributions of interest payments on the bonds held by the iShares® iBoxx $ High Yield Corporate Bond ETF would be expected to make up a significant portion of the overall yield on a direct investment in the iShares® iBoxx $ High Yield Corporate Bond ETF. The notes will not reflect distributions of interest payments on the bonds held by the iShares® iBoxx $ High Yield Corporate Bond ETF and, therefore, will not reflect the interest component of the yield on the iShares® iBoxx $ High Yield Corporate Bond ETF. As a result, the performance of the iShares® iBoxx $ High Yield Corporate Bond ETF as measured for purposes of the notes may be significantly less than the return that a direct investor in the iShares® iBoxx $ High Yield Corporate Bond ETF would realize.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX 50® INDEX AND THE FUNDS —

Some or all of the securities included in the EURO STOXX 50® Index or held by the Funds have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. securities. Also, there is generally less publicly available

PS-4 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX —

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index.

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of each Fund and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Basket” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares in each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payments on the notes.

•	EMERGING MARKETS RISK WITH RESPECT TO THE iSHARES® MSCI EMERGING MARKETS ETF —

The equity securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE iSHARES® MSCI EMERGING MARKETS ETF —

Because the prices of the equity securities held by the iShares® MSCI Emerging Markets ETF are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the iShares® MSCI Emerging Markets ETF trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the iShares® MSCI Emerging Markets ETF will be adversely affected and any payment on the notes may be reduced.

PS-5 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

•	FIXED-INCOME SECURITIES INTEREST RATE RISKS WITH RESPECT TO THE iShares® iBOXX $ High Yield Corporate Bond ETF AND THE iSHARES® CORE U.S. AGGREGATE BOND ETF —

Investing in notes linked in part to the iShares® iBoxx $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF differs significantly from investing directly in bonds to be held to maturity, as the value of the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF change, at times significantly, during each trading day based upon the current market prices of their underlying bonds.  The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

•	FIXED-INCOME SECURITIES CREDIT RISK WITH RESPECT TO THE iShares® iBOXX $ High Yield Corporate Bond ETF AND THE iSHARES® CORE U.S. AGGREGATE BOND ETF —

The prices of the bonds underlying the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF are significantly influenced by the creditworthiness of the issuers of those bonds.  The bonds underlying the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF may have their credit ratings downgraded or have their credit spreads widen significantly.  Following a ratings downgrade or the widening of credit spreads, some or all of the bonds underlying the iShares® iBoxx $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF may suffer significant and rapid price declines.

In addition, the iShares® iBoxx $ High Yield Corporate Bond ETF is subject to high-yield securities risk. Securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 or lower by Moody’s) may be more volatile than higher-rated securities of similar maturity. High-yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high-yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high-yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high-yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

•	MORTGAGE-BACKED SECURITIES RISK WITH RESPECT TO THE iSHARES® CORE U.S. AGGREGATE BOND ETF —

The iShares® Core U.S. Aggregate Bond ETF may invest in mortgage-backed securities.  Mortgage-backed securities are subject to prepayment risk, which is the risk that during periods of falling interest rates, an issuer of mortgages and other securities may be able to repay principal prior to the security’s maturity, causing the iShares® Core U.S. Aggregate Bond ETF to have to reinvest in securities with a lower yield.  Mortgage-backed securities are also subject to extension risk, which is the risk that when interest rates rise, certain mortgage-backed securities will be paid off substantially more slowly than originally anticipated and the value of those securities may fall sharply.  Because of prepayment and extension risk, mortgage-backed securities react differently to changes in interest rates than other bonds.  Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities. In recent years, the market for mortgage-backed securities experienced substantially lower valuations and reduced liquidity.  Ongoing economic and market uncertainty suggests that mortgage-backed securities may continue to be more difficult to value and to dispose of than previously.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Maximum Amount.

PS-6 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-7 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

The Basket

The return on the notes is linked to an equally weighted basket consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF. The Underlying Index for the iShares® MSCI Emerging Markets ETF is currently the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the iShares® MSCI Emerging Markets ETF, see the information set forth under “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

The iShares® iBoxx $ High Yield Corporate Bond ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. dollar-denominated, high-yield corporate bonds, which we refer to as the Underlying Index with respect to the iShares® iBoxx $ High Yield Corporate Bond ETF. The Underlying Index for the iShares® iBoxx $ High Yield Corporate Bond ETF is currently the Markit iBoxx® USD Liquid High Yield Index. The Markit iBoxx® USD Liquid High Yield Index is designed to reflect the performance of the U.S. dollar-denominated high-yield corporate debt. For additional information about the iShares® iBoxx $ High Yield Corporate Bond ETF, see the information set forth in Annex A to this pricing supplement.

The iShares® Core U.S. Aggregate Bond ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, the investment results of an index composed of the total U.S. investment-grade bond market, which we refer to as the Underlying Index with respect to the iShares® Core U.S. Aggregate Bond ETF. The Underlying Index for the iShares® Core U.S. Aggregate Bond ETF is currently the Bloomberg Barclays U.S. Aggregate Bond Index. The Bloomberg Barclays U.S. Aggregate Bond Index measures the performance of the total U.S. dollar-denominated investment grade fixed rate taxable bond market, excluding net Federal Reserve holdings of U.S. agencies and U.S. Treasuries, as well as mortgage-backed security passthroughs held in the Federal Reserve System Open Market Account. For more information about the iShares® Core U.S. Aggregate Bond ETF, see the information set forth in Annex B to this pricing supplement.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, as well as each Underlying, based on the weekly historical closing values from January 6, 2012 through October 6, 2017. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 6, 2012 was 100 and that the weights of the Underlyings were as specified under “Key Terms — Basket” in this pricing supplement on that date. The closing value of the S&P 500® Index on October 10, 2017 was 2,550.64. The closing value of the EURO STOXX 50® Index on October 10, 2017 was 3,598.79. The closing value of the iShares® MSCI Emerging Markets ETF on October 10, 2017 was $46.05. The closing value of the iShares® iBoxx $ High Yield Corporate Bond ETF on October 10, 2017 was $88.48. The closing value of the iShares® Core U.S. Aggregate Bond ETF on October 10, 2017 was $109.44. We obtained the closing values of the Underlyings above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of each Fund above and below may have been adjusted by Bloomberg for actions taken by that Fund, such as stock splits.

The historical closing levels of the Basket and the historical closing values of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing values of the Underlyings on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in a payment at maturity in excess of your principal amount.

PS-8 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

PS-9 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

PS-10 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

Taxed as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As discussed in that subsection, you generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may apply to the payment on your notes at maturity, as well as to the gross proceeds of a sale or other disposition of a note prior to maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) of a sale or other disposition of the notes occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on October 10, 2017 and we had determined the comparable yield on that date, it would have been an annual rate of 1.84%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 1.84%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our

PS-11 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market

PS-12 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012641/crt-dp64830_424b2.pdf

•	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-13 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

Annex A

iShares® iBoxx $ High Yield Corporate Bond ETF

All information contained in this pricing supplement regarding the iShares® iBoxx $ High Yield Corporate Bond ETF (the “HY Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the fund manager of the HY Fund, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The HY Fund is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the HY Fund. The HY Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “HYG.”

The HY Fund seeks to track the investment results, before fees and expenses, of an index composed of U.S. dollar-denominated, high-yield corporate bonds, which is currently the Markit iBoxx® USD Liquid High Yield Index (the “HY Index”). For more information about the HY Index, please see “— The Markit iBoxx® USD Liquid High Yield Index” below.

BFA uses a “representative sampling” indexing strategy to manage the HY Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the HY Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, duration, maturity, credit ratings and yield) and liquidity measures similar to those of the HY Index. The HY Fund may or may not hold all of the securities in the HY Index.

The HY Index is a financial calculation, based on a grouping of financial instruments, that is not an investment product, while the HY Fund is an actual investment portfolio. The performance of the HY Fund and the HY Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the HY Fund and the HY Index resulting from the HY Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the HY Fund but not to the HY Index. “Tracking error” is the divergence of the performance (return) of the HY Fund’s portfolio from that of the HY Index. BFA expects that, over time, the HY Fund’s tracking error will not exceed 5%. Because the HY Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the HY Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the HY Fund, please see the HY Fund’s prospectus. In addition, information about iShares® Trust and the HY Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Markit iBoxx® USD Liquid High Yield Index

All information contained in this pricing supplement regarding the HY Index including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Markit Group Limited (“Markit”). The HY Index is calculated, maintained and published by Markit. Markit has no obligation to continue to publish, and may discontinue publication of, the HY Index.

The HY Index is reported by Bloomberg L.P. under the ticker symbol “IBOXHY Index.”

The HY Index is designed to reflect the performance of the U.S. dollar-denominated high-yield corporate debt. The HY Index is market-value weighted with an issuer cap of 3%.

The HY Index consists of sub-investment grade U.S. dollar-denominated bonds issued by corporate issuers from developed countries and rated by at least one of three rating services: Fitch Ratings, Moody’s Investors Service or S&P Global Ratings (each a “Ratings Agency” and collectively the “Ratings Agencies”). The HY Index composition is rebalanced once a month, after the close of business on the last business day of the rebalancing month (the “rebalancing date”). The new HY Index composition becomes effective on the first business day of the next month (the “composition month”).

The HY Index uses multi-source prices as described under “Pricing Methodology” below.

Additionally, Markit will seek the advice from the following committees:

•	Technical Committee: composed of representatives from market makers and banks. The Technical Committee meets once a month in order to arbitrate monthly rebalancing, and to monitor market developments. It also provides assistance in the identification of eligible constituents, especially in the instance where the eligibility or the classification of a bond is

PS-14 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

unclear or contentious. Additionally, the Technical Committee discusses any market developments which may warrant index rule changes and provides recommendations on changes to the rules.

•	Oversight Committee: composed of representatives from a broad range of asset managers. The purpose of the Oversight Committee is to review the recommendations of the Technical Committee and also to provide consultation on any market developments which may warrant rule changes.

Selection Criteria for the Markit® iBoxx® USD Liquid High Yield Index

The following selection criteria are applied to select the constituents for the HY Index: bond type, credit rating, time to maturity, amount outstanding, classification, lockout period and minimum run. The bonds in the HY Index must meet all the criteria described below as of the close of business three business days prior to the rebalancing date, provided that the relevant bond data can be verified, at Markit’s sole discretion, as of that date (the “bond selection cut-off date”).

Bond Type. Only fixed-rate bonds whose cash flow can be determined in advance are eligible for the HY Index. The HY Index is comprised solely of bonds. Treasury Bills and other money market instruments are not eligible. The HY Index includes only U.S. dollar-denominated bonds.

In particular, bonds with the following characteristics are included: fixed coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), sinking funds and amortizing bonds, medium-term notes, Rule 144A offerings, callable bonds and putable bonds.

The following instrument types are specifically excluded from the HY Index: preferred shares, optionally and mandatorily convertible bonds, subordinated bank or insurance debt with mandatory contingent conversion features or with any conversion options before the first call date, bonds with other equity features attached (e.g., options or warrants), private placements, perpetual bonds (unless callable with eligible expected remaining life) floating rate notes, pay-in-kind bonds (during the pay-in-kind period), zero coupon bonds, zero step-ups (GAINS), bonds with differences between accrual and coupon payment periods and monthly-paying bonds and Regulation S offerings.

Any bond subject to a firm call or tender offer, with the exception of exchange offers, in the month immediately following the rebalancing date will be excluded from the HY Index, provided that Markit is aware of that tender offer or call as of the Bond Selection Cut-off Date.

Credit Rating. All bonds in the HY Index must have a Markit® iBoxx® Rating of sub- investment grade, which is defined as BB+ or lower by Fitch or S&P and Ba1 or lower by Moody’s, but not in default. Defaulted bonds are ineligible for the HY Index. Bonds that are in default or that trade flat of accrued are removed from the HY Index at the first rebalancing following the default/start of trading flat of accrued. If a bond is rated by more than one of the Ratings Agencies, then the Markit® iBoxx® Rating is the average of the provided ratings. The rating is consolidated to the nearest rating grade. Rating notches are not used. Issues rated D by Fitch or S&P, or that have been subject to a default press release by Moody’s cannot enter the HY Index; those issues in the HY Index that are subsequently downgraded to D by Fitch or S&P or are subject to a default press release by Moody’s (as of the bond selection cut-off date) will be taken out of the HY Index on the next rebalancing date. In case of an ID change or exchange of a Rule 144A version into a registered bond the ratings from the Rule 144A bond are also used for the registered bond.

Rating Stabilization Period. After a bond has migrated into high yield from investment grade status, it must retain that status for three months before it can be included in the HY Index.

Time to Maturity. To qualify for entry in the HY Index, bonds must have at least one year and six months remaining time to maturity. Bonds in the HY Index must have maturities of at least one year at the rebalancing date. All bonds must have at issuance an expected remaining life of 15 years or less.

Amount Outstanding. The outstanding face value of all non-convertible bonds denominated in U.S. dollars from the issuer must be greater than or equal to $1 billion as of the bond selection cut-off date. The outstanding face value of a bond must be greater than or equal to $400 million as of the bond selection cut-off date. Partial buybacks or increases will affect the outstanding face value of a prospective bond. Markit considers changes to the outstanding face value of a candidate bond as a result of partial or full buybacks or increases, provided that Markit is aware of such changes as of the bond selection cut-off date. In the case of Rule 144A securities that are registered as global securities, the remaining amount of the Rule 144A version and the registered version are recombined if the bond is not exchanged in full if the remaining amount of the Rule 144A version reduces the amount outstanding below the eligibility threshold.

Bond Classification. The bond must be corporate credit, i.e., debt instruments backed by corporate issuers that are not secured by specific assets. Debt issued by governments, sovereigns, quasi-sovereigns and government-backed or guaranteed entities is excluded.

Bonds must be denominated in U.S. dollars.

Bonds from countries classified as developed markets based on the “Markit® Global Economic Development Classification” are eligible for the HY Index. As of August 2016, the issuer or, in the case of a finance subsidiary, the issuer’s guarantor, must be domiciled and

PS-15 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

incorporated and the country of risk must be in Andorra, Australia, Austria, the Bahamas, Belgium, Bermuda, British Virgin Islands, Brunei Darussalam, Canada, Cayman Islands, Cyprus, Denmark, Faroe Islands, Finland, France, Germany, Gibraltar, Greece, Guernsey, Hong Kong SAR, China, Iceland, Ireland, Isle of Man, Italy, Japan, Jersey, Liechtenstein, Luxembourg, Malta, Netherlands, New Zealand, Norway, Portugal, Puerto Rico, San Marino, Singapore, Spain, Sweden, Switzerland, the United States or the United Kingdom in order to be eligible for inclusion in the HY Index. A new country is added to the HY Index if it is classified as a developed market based on the “Markit® Global Economic Development Classification.” A country is no longer eligible for the HY Index if it is classified as an emerging market based on the “Markit® Global Economic Development Classification.” The “Markit® Global Economic Development Classification” is updated once per year. The results are published at the end of July. The inclusion or exclusion of a country becomes effective at the end of the October following that publication.

Lockout Period. A bond that drops out of the HY Index at the rebalancing day is excluded from re-entering the HY Index for a three-month period. The rule for the lockout period takes precedence over the other rules for the HY Index selection. A locked out bond will not be selected, even if it qualifies for the HY Index.

Minimum Run. Any bond that enters the HY Index must remain in the HY Index for a minimum of six months, provided it is not upgraded to investment grade, defaulted or fully redeemed in that period.

Annual Index Review

The rules for the HY Index are reviewed once per year during the annual index review process to ensure that the HY Index provides a balanced representation of the U.S. dollar-denominated liquid high yield corporate debt market. The results of the annual index review become available at the end of October.

Index Rebalancing

The HY Index is rebalanced every month, on the last business day of the month, i.e., the rebalancing date. Any inclusion after the index cut-off day (three trading days before end of the month) will not be considered in the re-balancing process, but will become effective at the end of the following month. New bonds issued are taken into account if they are publicly known to settle until the last calendar day of the month, inclusive, and if their rating and amount outstanding has become known at least three trading days before the end of the month. Three preview lists of eligible bonds are published on ten, five, and three trading days before the end of the month. Two business days before the end of each month, the rating and amount outstanding information for the constituents is updated and the list is adjusted for all rating and amount changes which are known to have taken place three business days before the end of the month which could also result in exclusion of the bond. The changes made on two trading days before the end of the month for rating and amount outstanding will not be considered for inclusion. Two business days before the end of the month the final index membership list for the following month is published at the close of business.

In a first step, the selection criteria set out above are applied to the universe of U.S. dollar denominated bonds. Bond ratings and amount outstanding are used as of the bond selection cut-off date. Maturity dates remain fixed for the life of the bond. Only bonds with a first settlement date on or before the rebalancing date are included in the selection process. Once the eligible bond universe has been defined, the weight for each bond is determined and if necessary capped, applying an issuer cap of 3%. The weights and capping factors are determined on the last business day of each month using the end-of-month market values.

Pricing Methodology

Index calculations are based on multi-sourced pricing that takes into account a variety of data inputs, including market quotes received from sell-side/buy-side market participants, end-of-day book of records prices, institutional size transaction data and, where observable prices are not available, a curve-based pricing model. The curve-based pricing model is based on the yield curve of the calculation day. Yield curves for determining the price must be entity specific, be currency specific, be seniority specific (including guarantees), be cash flow type specific, contain bonds of similar issue size, be single coupon frequency specific (each bucket will have constituents with a common coupon frequency), separate legacy issues within an entity (merger-related legacy issues generally require a separate curve) and trade consistently as fungible issues (i.e., at same spread vs. reference bond consistently).

Markit uses price inputs from a variety of sources that are either aggregated to calculate composite levels or fed into a dynamic model to produce a price validated against a number of parameters. Markit’s Evaluated Bond Pricing Service is the main pricing service used as an input for the calculation of the HY Index. A variety of representative sources are used to fuel the bond pricing services including but not limited to books of record contributions, parsed dealer runs, reported trade prices and executed levels. Each pricing service submitting to the HY Index has its own proprietary methodology as to how it processes the different inputs. Pricing data is produced by experienced pricing analysts using established instrument evaluation models; non-transactional data such as observed bid and ask prices may predominate for a given bond as the data is being scrutinized to reliably represent the interest measured. The pricing service may also decide to rely upon expert judgment in an active albeit low liquidity market or any other circumstances, when observed bid and ask prices or transactions may not be consistently available each day.

The calculation of the HY Index is based on bid prices. New bonds are included in the HY Index at their respective ask prices when they enter the HY Index.

PS-16 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

Calculation of the Markit® iBoxx® USD Liquid High Yield Index

The HY Index calculation is based on bond pricing provided by independent bond pricing services. The cut-off time for the bond pricing used in the HY Index is 3:00 p.m. Eastern Time.

The total return of the HY Index is calculated using the price changes, accrued interest, interest payments and reinvestment income on cash flows received during the composition month.

Treatment of Special Intra-Month Events

If a bond is fully redeemed intra-month, the bond effectively ceases to exist. In all calculations, the redeemed bond is treated as cash based on the last iBoxx price, the call price or the repurchase price, as applicable. A redemption factor and redemption price are used to treat these events in the HY Index and in calculations relating thereto. In addition, the clean price of the bond is set to the redemption price, and the interest accrued until the redemption date is treated as an irregular coupon payment.

If a bond is identified as trading flat of accrued, the accrued interest on the bond is set to zero in the total return index calculation and is excluded from the calculation of all bond and index analytical values. Bonds will be considered trading flat of accrued in any of the following situations:

•	default rating;

•	issuer has announced a failure to pay a coupon; or

•	issuer has announced an intention not to make a payment on an upcoming coupon (grace period).

Some bonds have predefined coupon changes that lead to a change in the annual coupon over the life of the bond. In all instances, the coupon change must be a fixed amount on top of a fixed coupon, i.e. floating coupon bonds are not eligible for the HY Index. The two main categories of bonds with coupon changes of this nature are step-up bonds and event-driven bonds. Step-up bonds have a pre-defined coupon schedule that cannot change during the life of the bond. That coupon schedule is used in all bond calculations. Event-driven bonds’ coupons may change upon the occurrence (or non-occurrence) of specified events, such as ratings changes, failure to register a bond or failure to complete a merger. In the calculation of the HY Index and the analytics, the coupon schedule as of the calculation date is used. Any events occurring after the calculation date are ignored in the determination of the applicable coupon schedule.

PS-17 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

Annex B

iShares® Core U.S. Aggregate Bond ETF

All information contained in this pricing supplement regarding the iShares® Core U.S. Aggregate Bond ETF (the “Aggregate Bond Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by iShares® Trust and BlackRock Fund Advisors (“BFA”). The Aggregate Bond Fund is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the Aggregate Bond Fund. The Aggregate Bond Fund is an ETF that trades on the NYSE Arca, Inc. under the ticker symbol “AGG.”

The Aggregate Bond Fund seeks to track the investment results, before fees and expenses, of an index composed of the total U.S. investment-grade bond market, which is currently the Bloomberg Barclays US Aggregate Bond Index (the “Aggregate Bond Index”). The Aggregate Bond Index measures the investment grade, U.S. dollar denominated, fixed rate taxable bond market. See “— The Bloomberg Barclays US Aggregate Bond Index” below for more information about the Aggregate Bond Index.

BFA uses a representative sampling indexing strategy to manage the Aggregate Bond Fund. “Representative sampling” is an investment strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, duration, maturity, credit ratings and yield) and liquidity measures similar to those of the Aggregate Bond Index. The Aggregate Bond Fund may or may not hold all of the securities that are included in the Aggregate Bond Index.

The Aggregate Bond Index is a financial calculation based on a grouping of financial instruments, while the Aggregate Bond Fund is an actual investment portfolio. The performance of the Aggregate Bond Fund and the Aggregate Bond Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Aggregate Bond Fund’s portfolio and the Aggregate Bond Index resulting from the Aggregate Bond Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the Aggregate Bond Fund but not to the Aggregate Bond Index. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the Aggregate Bond Fund’s tracking error will not exceed 5%. Because the Aggregate Bond Fund uses a representative sampling indexing strategy, it can be expected to have a greater tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Aggregate Bond Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the Aggregate Bond Fund, please see the Aggregate Bond Fund’s prospectus. In addition, information about iShares® Trust and the Aggregate Bond Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Bloomberg Barclays US Aggregate Bond Index

All information contained in this pricing supplement regarding the Aggregate Bond Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Bloomberg Index Services Limited (“BISL”). BISL has no obligation to continue to publish, and may discontinue publication of, the Aggregate Bond Index.

The Aggregate Bond Index was previously administered by Barclays Capital Inc. (“Barclays”). In August 2016, BISL acquired the Bloomberg Barclays Indices, including the Aggregate Bond Index, from Barclays.

The Bloomberg Barclays US Aggregate Bond Index measures the investment grade, U.S. dollar-denominated, fixed rate taxable bond market of bonds. The Bloomberg Barclays US Aggregate Bond Index includes Treasures, government-related and corporate securities, mortgage-backed securities (agency fixed-rate and hybrid adjustable-rate mortgage pass-throughs) (“MBS”), asset-backed securities (“ABS”) and commercial mortgage-backed securities (agency and non-agency) (“CMBS”). The Bloomberg Barclays US Aggregate Bond Index was launched in January 1986 and is reported by Bloomberg L.P. under the ticker symbol “LBUSTRUU.”

Index Eligibility Criteria and Inclusion Rules

The Aggregate Bond Index construction starts with an evaluation of security attributes to determine whether a bond will be index eligible as of the rebalancing date.

Currency

PS-18 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

For the Aggregate Bond Index purposes, the determination of a bond’s currency is based on the stated currency denomination of principal and coupon amounts in such bond’s prospectus and other publicly available sources. Only securities with principal and interest denominated in U.S. dollars are eligible for inclusion in the Aggregate Bond Index.

Credit Quality

BISL uses the middle rating of Moody’s Investors Service, Inc., Standard & Poor’s and Fitch Ratings to determine a security’s credit classification or “index rating”. This works as a “two-out-of-three” rule because at least two of the three agencies need to rate a bond as investment grade to qualify it for investment grade indices (or two agencies to rate it as high yield to qualify it for the high yield indices).

If only two agencies rate a security, the most conservative (lowest) rating is used. If only one rates a security, that single rating is used. Situations where no security level ratings are available are discussed below.

For the Aggregate Bond Index, securities must be rated investment grade (Baa3/BBB-/BBB- or higher) using the middle rating of Moody’s, S&P and Fitch. In cases where explicit bond level ratings may not be available, other sources may be used to classify securities by credit quality:

•	Local currency treasury and hard currency sovereign issues are classified using the middle issuer level rating from each agency for all outstanding bonds, even if bond level ratings are available.

•	Expected ratings at issuance may be used to ensure timely index inclusion or to properly classify split-rated issuers properly.

•	Unrated securities may use an issuer rating for index classification purposes if available. Unrated subordinated securities are included if a subordinated issuer rating is available.

Amount Outstanding

For the Aggregate Bond Index, the following minimum amount outstanding requirements apply:

•	For Treasury, government-related and corporate securities, only securities with a minimum par amount outstanding of $300 million are eligible for inclusion. An issuer is classified as government-related (as opposed to corporate) if it is 50% or more government owned, carries a government guarantee or is government sponsored.

•	For MBS pass-throughs, pool aggregates must have a minimum par amount outstanding of $1 billion.

•	For ABS, the minimum deal size is $500 million and minimum tranche size is $25 million.

•	For CMBS, the minimum deal size is $500 million with at least $300 million amount outstanding remaining in the deal and the minimum tranche size is $25 million.

•	For US Treasuries held in the Federal Reserve SOMA account (both purchases at issuance and net secondary market transactions) are deducted from the total amount outstanding. New issuances bought at auction by the Federal Reserve do not enter the Aggregate Bond Index. Net secondary market purchases/sales are adjusted at each month end with a one-month lag.

Maturity

BISL uses time to final maturity to determine index inclusion and classify bonds by their remaining term.

For the Aggregate Bond Index, only securities with at least one year until final maturity, regardless of optionality, are eligible for inclusion. MBS must have a weighted average maturity of at least one year. CMBS and ABS must have a remaining average life of at least one year. Bonds that convert from fixed to floating rate, including fixed-to-float perpetuals, will exit the Aggregate Bond Index one year prior to conversion to floating-rate. Fixed-rate perpetuals are not included.

Market of Issue

Market of issue is used to exclude securities that are offered only to foreign investors. The Aggregate Bond Index do not include privately placed securities or bonds that are marketed or offered only to non-US investors (eurodollar placements). Therefore, the Aggregate Bond Index may include:

•	securities that have a public registration statement filed with the Securities and Exchange Commission (SEC) and are subject to SEC reporting requirements;

•	debt that is exempt from registration with the SEC; and

PS-19 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

•	bonds issued under SEC Rule 144A with registration rights to convert into a public issue.

The Aggregate Bond Index may include global bonds that are available in domestic and non-domestic markets. Bonds that are available to non-US investors, including global bonds that may otherwise be eligible and Eurodollar bonds marketed exclusively to non-US investors, are ineligible for inclusion.

For the Aggregate Bond Index, only SEC-registered bonds, bonds exempt from registration at the time of issuance and SEC Rule 144A securities with registration rights are eligible for inclusion. A security with both SEC Regulation-S (“Reg-S”) and SEC 144A (“144A”) tranches is treated as one security for index purposes. The 144A tranche is used to prevent double-counting and represents the combined amount outstanding of the 144A and Reg-S tranches. Global bonds are included. Bonds that were previously SEC-registered or 144A with registration rights, but later deregistered by the issuer, also remain eligible for inclusion.

Taxability

For the Aggregate Bond Index, , only fully taxable securities are eligible for inclusion. Build America Bonds (BAB) with the tax credit to the issuer are eligible; those with tax credits issued to investors are considered tax exempt. Dividend Received Deduction (DRD) and Qualified Dividend Income eligible securities are excluded.

Subordination

For the Aggregate Bond Index, only senior and subordinated securities are eligible for inclusion.

Index Maintenance

Rebalancing

For the Aggregate Bond Index, two universes of securities are maintained: one that is held constant throughout the month from the previous index rebalancing date and one that changes daily to reflect the latest composition of the market since the last rebalancing. The former, the Returns Universe (also referred to as the “backwards” universe), is a static set of securities that is determined at the beginning of each month and is not reset until the beginning of the next month. This fixed universe is used to calculate daily and monthly index returns and is the basket of bonds against which index users are officially measured against. The Returns Universe is not adjusted for securities that become ineligible for inclusion during the month (e.g., due to ratings downgrades, called bonds, securities falling below one year to maturity) or for issues that are newly eligible (e.g., ratings changes, new issuance). Because the Returns Universe is held constant throughout the month, fund managers avoid having to hit a moving target.

The Projected (Statistics) Universe is a dynamic set of bonds that changes daily to reflect the latest set of index-eligible securities. As an up-to-date projection of the next month’s Returns Universe, the Projected Universe assists active managers by providing them with the necessary insight to modify their portfolios ahead of any index changes and assists passive managers by preparing them for any executions needed ahead of monthly rebalancing. Indicative changes to securities are reflected daily in both the Projected and Returns Universes of the Aggregate Bond Index and may cause bonds to enter or fall out of the Projected Universe, but will affect the composition of the Returns Universe only at month-end.

During the month, indicative changes to securities (credit rating change, sector reclassification, amount outstanding changes, corporate actions, and ticker changes) are reflected daily in the Projected and Returns Universe of the Aggregate Bond Index. These changes may cause bonds to enter or fall out of the Projected Universe of the Aggregate Bond Index on a daily basis, but will affect the composition of the Returns Universe at month-end only, when the Aggregate Bond Index is next rebalanced.

Intra-month cash flows from interest and principal payments contribute to monthly index returns but are not reinvested at a short-term reinvestment rate between rebalance dates. At each rebalancing, cash is effectively reinvested into the returns universe for the following month so that index results over two or more months reflect monthly compounding.

Qualifying securities issued, but not necessarily settled on or before the month-end rebalancing date, qualify for inclusion in the following month’s Aggregate Bond Index if the required security reference information and pricing are readily available.

Pricing and Related Issues

All index-eligible bonds are priced on a daily basis primarily by Bloomberg’s pricing service, BVAL.

For the Aggregate Bond Index, bonds are quoted in a variety of ways, including nominal spreads over benchmark securities or Treasuries, spreads over swap curves, or direct price quotes as a percentage of par. For securities quoted on a spread basis, daily security price changes will result from movements in the underlying curve (swap or Treasury) and/or changes in the quoted spread. Prices from third-party sources are quoted as a percentage of par.

Prices are observed at 3:00 p.m. (New York time) each day. On early market closes, prices will be taken as of 1:00 p.m., unless otherwise noted. If the last business day of the month is a public holiday in the United States, prices from the previous business day will be used.

PS-20 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF

Bonds in the Aggregate Bond Index are priced on the bid side. The initial price for new corporate issues entering the Aggregate Bond Index is the offer side; after the first month, the bid price is used.

A settlement basis of T+1 calendar day is assumed for all bonds. At month-end, settlement is assumed to be the first calendar day of the following month, even if the last business day is not the last day of the month, to allow for one full month of accrued interested to be calculated.

Daily price moves for each security are analyzed by the BISL pricing team to identify outliers. The Aggregate Bond Index users may also challenge price levels, which are then reviewed and updated as needed using input from various sources.

The Aggregate Bond Index follows the U.S. bond market holiday schedule.

Index Governance

The Benchmark Oversight Committee (“BOC”) is the uppermost governance body and consists of senior representatives from various Bloomberg business units. Voting members of the BOC do not participate in the Aggregate Bond Index business, including BISL. The BOC meets on a quarterly basis to review matters such as material risks, conflicts of interest, industry developments, client complaints and material index errors and restatements. To assist in its oversight, the BOC has constituted the Index Operating Subcommittee (“IOS”). The IOS is composed of senior benchmark and strategy index managers designated by the BOC. Members include BISL and other Bloomberg personnel with significant index experience.

The IOS meets on a monthly basis to address matters such as new index approvals, periodic review of existing indices, index pricing, management of errors and restatements, identification and management of actual and potential conflicts of interest, approvals of changes to the Aggregate Bond Index and approvals of cessation of the Aggregate Bond Index. The IOS also coordinates with the Index Advisory Councils (“IAC”). The IOS reports to the BOC on a quarterly basis on all matters delegated to it.

IACs are composed of key market participants and other influential individuals to assist BISL in setting index priorities, to discuss potential rules changes and to provide ideas for new products. IACs are generally constituted on an annual basis. While potential benchmark changes are discussed through this process, all feedback received is non-binding and all final decisions on benchmark index rules are made by the IOS (subject to BOC review) after the review period has ended.

As part of Bloomberg, BISL is subject to Bloomberg’s internal compliance function which periodically reviews various aspects of Bloomberg’s businesses, including BISL, in order to determine whether such businesses are adhering to applicable firm-wide policies and procedures, and assess whether applicable internal controls are functioning properly. In addition to the compliance function, Bloomberg may from time to time appoint an independent external auditor with appropriate experience and capability to periodically review and report on its adherence to the International Organization of Securities Commissions Principles for Financial Benchmarks. The frequency of these external reviews will depend on the size and complexity of the operations and the breadth and depth of the index use by stakeholders. No external review is currently scheduled for the Aggregate Bond Index but is anticipated following a necessary transition period.

PS-21 | Structured Investments

Capped Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF